Exhibit 2.9

PROMISSORY NOTE

$2,000,000.00	December 28, 2012

FOR VALUE RECEIVED, Newlead Holdings, LTD., a company organized in Bermuda (the "Maker"), hereby promises to pay to the order of Williams Industries, LLC, a Delaware limited liability company and any subsequent successors or assigns as holders of this Note (the "Holder" or "Holders") in the manner hereinafter provided, the principal sum of Two Million Dollars ($2,000,000.00) without interest on the outstanding principal balance from this date until balloon payment of all funds on this Note paid January 29, 2013. (the "Payment Date") in accordance with the provisions hereinafter set forth.

1. Payment of Principal. Principal hereunder shall be payable in its entirety on the Payment Date, in consideration of transfer of ownership and mineral rights to the property (called the “Five Mile Property”) described in that certain amended Asset Purchase Agreement by and among Holder and other parties named therein, which agreement was assigned to the Maker (the “APA”) , (incorporated herein by reference), under the terms and conditions described in the APA and subject to clean title of the Five Mile Property and validity of the included leases.

2. Payment Information. Payment shall be made on the Payment Date into an account specified by the Holder.

3. Events of Default. An "Event of Default" shall exist under this Note in the event Maker shall fail to make the payment due under this Note on or before January 29, 2013

4. Payment of Taxes and Expenses. Holder agrees to pay all its taxes owed when payment is made under this Note.

5. Maker's Covenants. Maker agrees that (a) the obligation evidenced by this Note is an exempted transaction under the Truth-in-Lending Act, 15.U.S.C § 1601, et seq. (1982); and (b) said obligation constitutes a business loan for the purpose of the application of any laws that distinguish between consumer loans and business loans and that have as their purpose the protection of consumers in the state in which the Property (as herein defined) is located.

6. Severability. The parties hereto intend and believe that each provision of this Note comports with all applicable local, state and federal laws and judicial decisions. However, if any provision or any portion of any provision contained in this Note is held by a court of law to be invalid, illegal, unlawful, void or unenforceable as written in any respect, then it is the intent of all parties hereto that such portion or provision shall be given force to the fullest possible extent that it is legal, valid and enforceable, that the remainder of the Note shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion or provision was not contained therein, and that the rights, obligations and interests of Maker and Holder under the remainder of this Note shall continue in full force and effect.

7. Extension. This Note, or any payment hereunder, may be extended from time to time by agreement in writing between Maker and Holder without in any other way affecting the liability and obligations of Maker and Maker Parties, if any.

8. Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. IN ANY LITIGATION IN CONNECTION WITH OR TO ENFORCE THIS NOTE, THE MAKER HEREBY IRREVOCABLY CONSENTS AND CONFERS PERSONAL JURISDICTION ON THE STATE COURTS OF DELAWARE OR ON THE UNITED STATES DISTRICT COURT OR THE UNITED STATES BANKRUPTCY COURT FOR THE DELAWARE DISTRICT.

9. Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING THAT RELATES TO OR ARISES OUT OF THIS NOTE OR THE ACTS OR FAILURE TO ACT OF OR BY HOLDER IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THIS NOTE.

10. No Oral Modification. This Note may not be modified or discharged orally, but only by an agreement in writing signed by the party against whom enforcement or any waiver, modification or discharge is sought.

11. Time. Time is of the essence with regard to the performance of the obligations of Maker in this Note and each and every term, covenant and condition herein by or applicable to Maker.

12. Valid and Binding Obligation. Upon execution of this Promissory Note by the undersigned officer of the Maker, this Promissory Note is and shall be the valid, binding and enforceable obligation of the Maker in accordance with the terms hereof.

IN WITNESS WHEREOF, Maker has caused this Promissory Note to be duly executed by duly authorized office under seal on the date first above written.

MAKER: NEWLEAD HOLDINGS, LTD

By:
Name:
Title:

HOLDER: WILLIAMS INDUSTRIES, LLC

By:
Name:
Title:

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